Exhibit 99.1

Winter 2009 Newsletter

Dear Shareholder:
Since some of you may not have seen our recent press releases on the internet, we have included portions here for all of our shareholders. Full details of our press releases are available at all times on our internet site www.sono-tek.com.

From our January 15, 2009 third quarter release: Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,582,000 for the three months ended November 30, 2008, compared to sales of $1,561,000 for the same period last year. For the nine months ended November 30, 2008, the Company’s sales increased to $4,808,000 from $4,208,000 for the same period last year, an increase of 14%.  Dr. Christopher L. Coccio, Chairman and CEO, attributed the increase to the Company’s recent business development program, and he noted that the sales increase was based on products such as the Exactacoat and Flexicoat, which serve the solar and fuel cell markets, the new SonoFlux EZ and Servoflux, which serve previously unserved segments of the electronics industry, Widetrack systems for glass customers, sales of medical device coating systems, and SonoDry ultrasonic spray dryers for the pharmaceutical and nanotechnology industries. Most of these products were developed as part of the business development program announced to you and initiated a year ago, and they explain the Company’s positive sales performance in a negative economic climate.

Dr. Coccio also noted that our food industry initiative, headed by Dr. Joseph Riemer, President, has reached some important milestones. During the past quarter we introduced the advantages of our ultrasonic spraying technology to global food manufacturers of baked goods, cheese, and biodegradable food packaging. Furthermore, we demonstrated in our laboratory the financial cost benefits our systems provide for numerous applications, and we are now proceeding with the installation and field tests of industrial scale systems at three major food manufacturing facilities in the USA and abroad.  Most of these applications are aimed at providing our customers with a reduction in their production costs, and we believe there will be a significant future sales opportunity for Sono-Tek, especially during this period of general economic downturn.

The Company reported a net loss of ($976,000) for the three months ended November 30, 2008 as compared to net income of $24,000 for the prior year period. This was made up in part of an operating loss of ($366,000) for the three months ended November 30, 2008 compared to operating income of $4,000 for the prior year period.  The operating loss is attributed to the increased spending associated with the technical and market development portions of our business development program, which was responsible for our growth this year.  Also, during the quarter ended November 30, 2008, the Company recognized $612,000 in tax expense related to the removal  of its deferred tax asset from the balance sheet.  The write down of the deferred tax asset is a non cash expense item, and in the future, this deferred tax asset may be added back again to the balance sheet and will result additional reported income, based upon the Company’s return to profitable operations.

According to Dr. Coccio, “This year, we have committed ourselves to building the business for the future, and it has taken increased spending, the use of some of our cash reserves, and reported losses to do so. We have continued this “spend to grow” approach for the past three quarters as well as in the last quarter of the preceding fiscal year, in spite of the difficulties facing the economy. As a result, we have seen double digit sales growth this year—a clear indication that our business development program is working. We are now busy with orders in the newer areas, and our fourth quarter promises to be one of our best in terms of sales revenues, based on the backlog on hand.”

For the upcoming fiscal year, we will be reducing costs with the goal of bringing the business back to a profitable mode again. We believe that we will be able to reduce certain expenditures that were needed to fulfill the business development objectives, and that the new products, technology developments, and increased marketing and sales coverage we established will continue to generate higher sales volume for us next year. The combination of increased sales and cost reductions should lead the way to profitability in the coming year.

Recent Awards: The Company was the recipient of two recent awards; the first was the SMT Award for best new product, given for the SonoFlux 2000FP 660, a new programmable fluxing machine that is capable of handling printed circuit boards up to 24 inches in width, and which can be automatically switched to other size boards during operations. SMT is an industry publication that is widely read in the electronics industry.

The second award was the selection of Dr. Coccio for one of the “Best CEO” awards for 2008, based on the Company’s financial performance over the preceding three years. This award was given by Demarche Associates, and was awarded to approximately 200 firms out of the 6,700 large and small companies in the S&P Compustat database. The main text of the selection for this award is included below:

OVERLAND PARK, KANSAS – SARATOGA COUNTY CEO named one of the Best – Christopher L. Coccio, Ph.D. of SONO-TEK CORPORATION (UX7-BE) – is among the Best CEOs in the nation, according to DeMarche Associates, Inc., a leading investment research and financial consulting firm.  The award goes to a small group of American CEOs – this year 163 or less than 2.5 percent out of a potential field of 6,700 -- who over the last three years generated the most shareholder value per unit of CEO compensation.

“The boards and shareholders associated with these companies have good reason to celebrate because they are getting the most corporate value for the least amount of CEO compensation,” says Robert Marchesi, chairman of DeMarche Associates, a 33-year-old firm known in recent years for its annual Best 100 Companies and Honorable Mention awards.   “This recognition is especially significant today, when there is much public outcry about CEOs whose compensation is rising meteorically even as their companies falter.  We should all be encouraged by the ability of Christopher L. Coccio, Ph.D. and the other Best CEOs to counter this trend by delivering more for less.  They have proven to be tremendous assets to their companies.”

The Best CEOs awards are based on DeMarche’s breakthrough migration formula, which allows us to systematically measure corporate change, over a specified time horizon, related to growth, risk management and other key factors affecting the bottom line of a company.  After we identified the most improved companies out of 6,700 ratable U.S. companies, we factored in the compensation of each CEO as defined and published by the Securities and Exchange Commission.  In the simplest of terms, this enabled us to determine which CEOs produced the most corporate bang for their bucks.  Companies led by our Best CEOs have already received short-term benefit.  For example, the average one-year and three-year returns for companies represented by our Best CEOs were 20.1 percent and 14.0 percent respectively, compared to 15.8 percent and 10.4 percent for S&P 500 companies.

Of course, this is information about the past. And, as any investment prospectus warns, past performance does not necessarily predict future performance.  “Therein lies the unique quality of the companies headed by our Best CEOs,” Marchesi explains.  “Our research shows that the stock price of these companies as a group will trend upward.  But here’s the part that will help individual and institutional investors stay ahead of the curve:  At the moment, these companies are probably undervalued by the market because most of the investment world is not yet aware that they have been experiencing substantial improvement or have been guided by a Best CEO.” For a complete list of DeMarche’s Best CEOs, visit DeMarche’s web site at www.demarche.com.

In Conclusion: We at Sono-Tek look forward to the completion of this Fiscal Year in February, and to our next mailed report to you in July, when we publish our Annual Report. Much has changed in the economy in the past six months and many business and government leaders warn of a very difficult year ahead. But here at Sono-Tek, we will continue to work on the creation of new products and markets for our unique spraying and coating technology, with the goal of penetrating major markets with our energy and cost saving products. We are encouraged with our load of proposal activity, even as we realize that there will be a bumpy economic road ahead. We are in it for the long haul, and we believe that sooner or later more customers will gravitate to our products and systems. Now that we have completed the costly investment phase of our program to grow the business, we will focus on profitable sales as the economy sorts itself out. Fortunately, many of the things we are pursuing fall into areas of national interest, such as new energy technologies, and should benefit from government stimulus funding in 2009.

Sincerely,

Christopher L. Coccio, PhD
Chairman and CEO

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-Qs containing additional important information.